Exhibit 24

Power of Attorney

Know all by these presents that the undersigned does hereby make, constitute and appoint each of Mitchell Goodman, Jared Brandman and Ronnie Brown, or any one of them, as a true and lawful attorney-in-fact and agent of  undersigned (in the undersigned's individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of National Vision Holdings, Inc. pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of National Vision Holdings, Inc., unless earlier revoked in writing. The undersigned acknowledges that Mitchell Goodman, Jared Brandman and Ronnie Brown are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

By:	/s/ Virginia A. Hepner
Virginia A. Hepner

Date:         January 22, 2018